EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS 2021

DILUTED EARNINGS OF $8.78 PER SHARE AND

DECLARES DIVIDEND OF 86¢ PER SHARE

SOUTHPORT, CONNECTICUT, February 23, 2022--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for 2021 the Company reported net sales of $730.7 million and diluted earnings of $8.78 per share, compared with net sales of $568.9 million and diluted earnings of $5.09 per share in 2020.

For the fourth quarter of 2021, net sales were $168.0 million and diluted earnings were $2.14 per share. For the corresponding period in 2020, net sales were $169.3 million and diluted earnings were $1.78 per share. Diluted earnings per share in the fourth quarter of 2021 were increased by 18¢ due to a reduction in the effective income tax rate for the year which was recognized in the quarter.

The Company also announced today that its Board of Directors declared a dividend of 86¢ per share for the fourth quarter for stockholders of record as of March 11, 2022, payable on March 25, 2022. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy reflected on the strong financial results for the year, “2021 was a year of great accomplishments and financial results. We began the year with virtually no finished goods inventory, so our 28% increase in sales and 109% return on net operating assets were only possible due to the tremendous efforts of our dedicated workforce who kept our factories humming throughout the year. In addition to increased volume, enhanced labor productivity and other manufacturing efficiencies drove greater profitability. While we were ramping up production of our legacy products, we kept our focus on new product development and launched the MAX-9 pistol and the LCP MAX pistol. We remain committed to our strategy of pursuing manufacturing excellence and vigorously developing innovative and exciting new products.”

Mr. Killoy continued, “Another highlight in 2021 was the reintroduction of the Marlin brand as we shipped the first Ruger-made, Marlin lever-action rifles in December. Our expansive product offerings, which range from personal protection pistols, to bolt-action hunting rifles, to our classic revolvers, to the new Ruger-made, Marlin lever-action rifles, provide some stability in the volatile firearms market and allow us to fulfill demand in many of the diverse sectors of the industry. Our cash-laden, debt-free balance sheet allows us to pursue acquisitions and other capital opportunities.”

Mr. Killoy made the following observations related to the Company’s 2021 performance:

•	In 2021, sales increased 28% from 2020 and the estimated unit sell-through of the Company’s products from the independent distributors to retailers increased 4% from 2020. For the same period, the National Instant Criminal Background Check System (“NICS”) background checks (as adjusted by the National Shooting Sports Foundation) decreased 12%.

The increase in the sell-through of the Company’s products compared favorably to the decrease in adjusted NICS background checks in 2021 and may be attributable to:

•	Strong consumer demand for the Company’s products,
•	Increased production in 2021, and
•	The introduction of popular new products.

•	Sales of new products included the Ruger-57, the PC Charger, the MAX-9 pistol, the Wrangler, the LCP II in .22 LR, the LCP MAX pistol, and the Marlin 1895 lever-action rifle. New product sales represented $155.5 million or 22% of firearm sales in 2021. These sales include only major new products that were introduced in the past two years.

•	In 2021, the Company’s finished goods inventory increased 11,800 units, but remain significantly below pre-COVID-19 pandemic levels. Distributor inventories of the Company’s products increased 125,000 units, but remain below the level needed to support rapid fulfillment of retailer demand for most products.

•	Cash provided by operations during 2021 was $172.3 million. At December 31, 2021, our cash and short-term investments totaled $221 million. Our current ratio was 4.3 to 1 and we had no debt.

•	In 2021, capital expenditures totaled $28.8 million. We expect our 2022 capital expenditures to total approximately $20 million, most of which relate to new product introductions. Our ability to shift manufacturing equipment between cells, and between facilities, improves overall utilization and allows for reduced capital investment.

•	In 2021, the Company returned $59.1 million to its shareholders through the payment of dividends.

•	At December 31, 2021, stockholders’ equity was $363.7 million, which equates to a book value of $20.67 per share, of which $12.56 per share was cash and short-term investments.

•	In 2021, the Company incurred $1.5 million of expenses to help maintain the health and safety of its employees during the COVID-19 pandemic.

Today, the Company filed its Annual Report on Form 10-K for 2021. The financial statements included in this Annual Report on Form 10-K are attached to this press release.

Tomorrow, Thursday, February 24, 2022, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the 2021 operating results. Interested parties can access the webcast at Ruger.com/corporate or by dialing 855-871-7398, participant code 7268098.

The Annual Report on Form 10-K for 2021 is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Annual Report on Form 10-K to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. With products made in America, Ruger offers consumers almost 800 variations of more than 40 product lines, across both the Ruger and Marlin brands. For more than 70 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

December 31,	2021	2020

Assets
Current Assets
Cash and cash equivalents	$21,044	$20,147
Short-term investments	199,971	121,007
Trade receivables, net	57,036	57,876

Gross inventories	100,023	80,487
Less LIFO reserve	(51,826)	(48,016)
Less excess and obsolescence reserve	(4,347)	(3,394)
Net inventories	43,850	29,077

Prepaid expenses and other current assets	6,832	6,266
Total Current Assets	328,733	234,373

Property, Plant, and Equipment	421,282	393,843
Less allowances for depreciation	(347,651)	(323,110)
Net property, plant and equipment	73,631	70,733

Deferred income taxes	536	1,530
Other assets	39,443	41,622
Total Assets	$442,343	$348,258

STURM, RUGER & COMPANY, INC.

Consolidated Balance Sheets (Continued)

(Dollars in thousands, except per share data)

December 31,	2021	2020

Liabilities and Stockholders’ Equity
Current Liabilities

Trade accounts payable and accrued expenses	$36,400	$37,078
Contract liabilities with customers	—	84
Product liability	795	1,052
Employee compensation and benefits	33,154	37,275
Workers’ compensation	6,760	6,272
Total Current Liabilities	77,109	81,761

Lease liability	1,476	1,724
Product liability accrual	97	74

Contingent liabilities	—	—

Stockholders’ Equity
Common stock, non-voting, par value $1: Authorized shares – 50,000; none issued
Common stock, par value $1: Authorized shares – 40,000,000 2021 – 24,306,486 issued, 17,596,588 outstanding 2020 – 24,205,749 issued, 17,495,851 outstanding	24,306	24,206
Additional paid-in capital	46,847	43,468
Retained earnings	438,098	342,615
Less: Treasury stock – at cost 2021 – 6,709,898 shares 2020 – 6,709,898 shares	(145,590)	(145,590)
Total Stockholders’ Equity	363,661	264,699
Total Liabilities and Stockholders’ Equity	$442,343	$348,258

STURM, RUGER & COMPANY, INC

Consolidated Statements of Income and Comprehensive Income

(In thousands, except per share data)

Year ended December 31,	2021	2020	2019

Net firearms sales	$728,141	$565,863	$406,326
Net castings sales	2,595	3,005	4,180
Total net sales	730,736	568,868	410,506

Cost of products sold	451,179	377,427	310,958

Gross profit	279,557	191,441	99,548

Operating Expenses:
Selling	33,259	33,332	29,775
General and administrative	43,289	39,013	30,344
Other operating expense (income), net	(127)	(52)	54
Total operating expenses	76,421	72,293	60,173

Operating income	203,136	119,148	39,375

Other income:
Royalty income	1,975	814	698
Interest income	49	1,126	2,594
Interest expense	(164)	(191)	(192)
Other income, net	1,598	84	552
Total other income, net	3,458	1,833	3,652

Income before income taxes	206,594	120,981	43,027

Income taxes	50,695	30,583	10,736

Net income and comprehensive income	$155,899	$90,398	$32,291

Basic Earnings Per Share	$8.87	$5.17	$1.85

Diluted Earnings Per Share	$8.78	$5.09	$1.82

Weighted average number of common shares outstanding - Basic	17,585,604	17,486,054	17,461,421

Weighted average number of common shares outstanding - Diluted	17,757,834	17,769,856	17,778,832

Cash Dividends Per Share	$3.36	$6.51	$0.82

STURM, RUGER & COMPANY, INC.

Consolidated Statements of Cash Flows

(In thousands)

Year ended December 31,	2021	2020	2019

Operating Activities
Net income	$155,899	$90,398	$32,291
Adjustments to reconcile net income to cash provided by operating activities, net of effects of acquisition:
Depreciation and amortization	26,152	27,576	29,331
Stock-based compensation	8,280	6,128	6,330
Excess and obsolescence inventory reserve	953	—	1,046
(Gain) loss on sale of assets	(127)	(52)	54
Deferred income taxes	994	3,863	(2,424)
Changes in operating assets and liabilities:
Trade receivables	840	(5,236)	(7,609)
Inventories	(15,726)	10,624	2,073
Trade accounts payable and accrued expenses	(392)	7,954	(3,646)
Contract liability with customers	(84)	(9,539)	2,146
Employee compensation and benefits	(5,433)	20,910	(6,646)
Product liability	(234)	308	(354)
Prepaid expenses, other assets and other liabilities	1,217	(7,905)	(888)
Income taxes payable	—	(1,223)	(2,117)
Cash provided by operating activities	172,339	143,806	49,587

Investing Activities
Property, plant, and equipment additions	(28,776)	(24,229)	(20,296)
Purchase of Marlin assets	—	(28,316)	—
Purchases of short-term investments	(681,940)	(369,439)	(282,738)
Proceeds from maturity of short-term investments	602,976	377,920	267,576
Net proceeds from sale of assets	203	178	14
Cash used for investing activities	(107,537)	(43,886)	(35,444)

Financing Activities
Dividends paid	(59,104)	(113,896)	(14,319)
Repurchase of common stock	—	—	(1,995)
Payment of employee withholding tax related to share-based compensation	(4,801)	(1,297)	(901)
Cash used for financing activities	(63,905)	(115,193)	(17,215)

Increase (decrease) in cash and cash equivalents	897	(15,273)	(3,072)
Cash and cash equivalents at beginning of year	20,147	35,420	38,492
Cash and cash equivalents at end of year	$21,044	$20,147	$35,420

Non-GAAP Financial Measure

In an effort to provide investors with additional information regarding its results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and two non-GAAP financial measures, EBITDA and EBITDA margin, which management believes provide useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. The Company believes that EBITDA and EBITDA margin are useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results. The Company uses both GAAP and non-GAAP financial measures to evaluate its financial performance.

Non-GAAP Reconciliation – EBITDA

EBITDA

(Unaudited, dollars in thousands)

Year ended December 31,	2021	2020

Net income	$155,899	$90,398

Income tax expense	50,695	30,583
Depreciation and amortization expense	26,152	27,576
Interest expense	164	191
Interest income	(49)	(1,126)
EBITDA	$232,861	$147,622
EBITDA margin	31.9%	26.0%

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates this by adding the amount of interest expense, income tax expense and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income to arrive at EBITDA. The Company’s EBITDA calculation also excludes any one-time non-cash, non-operating expense.